Exhibit 2.4

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ASSET PURCHASE AGREEMENT
BY AND AMONG
CVG ALABAMA, LLC
COMMERCIAL VEHICLE GROUP, INC.
ACCURIDE CORPORATION
AND
BOSTROM SEATING, INC.
DATED: January 28, 2011

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Schedule of Definitions
Appendix I—Sample Calculation for Net Working Capital
Exhibit A—Escrow Agreement
Exhibit B—Transition Services Agreement
Exhibit C—Assignments and Assumptions
Disclosure Schedule—Exceptions to Representations and Warranties

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ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement (this “Agreement”) is entered into on January 28, 2011, by and among CVG Alabama, LLC, a Delaware limited liability company (“Buyer”), Bostrom Seating, Inc., a Delaware corporation (“Seller”), solely with respect to Section 5.11, 5.12, 5.13 and 7.15, Commercial Vehicle Group, Inc., a Delaware corporation (“CVG”) and, solely with respect to Sections 5.5, 5.6, 5.10, 5.12 and 7.15, Accuride Corporation, a Delaware corporation (“Accuride”). Buyer, Seller, CVG and Accuride are referred to collectively herein as the “Parties” and each, individually, as a “Party.”
          Seller owns and operates a business known as “Bostrom Seating” which manufactures and supplies seating products, including seat components and seat assemblies for the Class 5-8 commercial vehicle, agricultural, construction, bus and specialty vehicle markets (as conducted by Seller, the “Business”).
          This Agreement contemplates a transaction in which Buyer will purchase substantially all assets (and assume certain liabilities) of Seller in return for cash and the assumption by Buyer of certain specified liabilities.
          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
1. DEFINITIONS.
          For purposes of this Agreement, certain capitalized terms and variations thereof shall have the meaning specified or referred to herein and in the attached Schedule of Definitions. All capitalized terms defined in this Agreement or in the attached Schedule of Definitions are equally applicable to both the singular and plural forms of such terms.
2. BASIC TRANSACTION.
          2.1. Purchase and Sale of Assets.
          On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets, free and clear of any Liens, other than such Liens and restrictions related to the Assumed Liabilities, at the Closing for the consideration specified below in this Section 2.
          2.2. Assumption of Liabilities.
          On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any Excluded Liability.

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          2.3. Preliminary Purchase Price.
          Buyer agrees to pay to Seller at the Closing $8,785,000, less any indebtedness (to the extent not otherwise included in the calculation of Net Working Capital) of Seller as of the Closing Date (the “Preliminary Purchase Price”), less the Escrow Amount (the net amount referred to as the “Closing Payment”) by delivery of cash in the amount of the Closing Payment payable by wire transfer or delivery of other immediately available funds. At the Closing, Buyer agrees to pay to Bank of America, as escrow agent (the “Escrow Agent”), the Escrow Amount in cash by wire transfer or delivery of other immediately available funds for deposit into the escrow account. The Escrow Amount plus any interest accrued thereon will be available to satisfy any amounts owed by Seller to Buyer under this Agreement in accordance with the terms of the Escrow Agreement attached hereto as Exhibit A.
          2.4. Closing.
          The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kegler, Brown, Hill & Ritter Co, LPA, in Columbus, OH, contemporaneously with the signing of this Agreement (the “Closing Date”). The Closing shall be effective on 11:59PM on the Closing Date.
          2.5. Deliveries at Closing.
(a)	Seller’s Deliverables
(i)	Seller shall execute, acknowledge (if appropriate), and deliver to Buyer
(A)	The Escrow Agreement;

(B)	a transition services agreement attached hereto as Exhibit B (the “Transition Services Agreement”);

(C)	assignments (including a bill of sale with respect to the Acquired Assets, an assignment of contract rights, a special warranty deed with respect to the Real Property, a title policy for the benefit of Buyer with respect to the Real Property and an assignment of the Intellectual Property), each attached hereto as Exhibits C-1 through C-5;

(D)	such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may request.
(ii)	Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that Seller is not a “foreign person” as defined in Code §1445 (the “FIRPTA Affidavit”);

(iii)	Seller shall deliver to Buyer a copy of the certificate of incorporation of Seller certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Seller’s incorporation;

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(iv)	Seller shall deliver to Buyer copies of the certificate of good standing of Seller issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Seller’s organization and of each jurisdiction in which Seller is qualified to do business;

(v)	Seller shall deliver to Buyer a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying: (A) no amendments to the certificate of incorporation of Seller since March 1, 2010; (B) the bylaws of Seller; (C) the resolutions of the board of directors (or other authorizing body) (or a duly authorized committee thereof) of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (D) incumbency and signatures of the officers of Seller executing this Agreement or any other agreement contemplated by this Agreement;

(vi)	Seller shall deliver to Buyer the consents set forth on Schedule 2.8(a).
(b)	Buyer’s Deliverables
(i)	Buyer shall deliver to Seller the Closing Payment by delivery of cash in the amount of the Closing Payment payable by wire transfer or delivery of other immediately available funds;

(ii)	Buyer will deliver to the Escrow Agent the consideration specified in Section 2.3 above.

(iii)	Buyer shall deliver to Seller a copy of Buyer’s certificate of formation certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Buyer’s organization;

(iv)	Buyer shall deliver to Seller a copy of the certificate of existence of Buyer issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Buyer’s organization and of each jurisdiction in which each Buyer is qualified to do business;

(v)	Buyer shall deliver to Seller a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying: (A) no amendments to the certificate of formation of Buyer since November 30, 2010; (B) the limited liability company agreement of Buyer; (C) the resolutions of the sole member of Buyer authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (D) incumbency and signatures of the officers of Buyer executing this Agreement or any other agreement contemplated by this Agreement;

(vi)	Buyer shall deliver to Seller a resale certificate for each taxing jurisdiction in which Seller could reasonably be expected to incur any liability or obligation for any Taxes under applicable law due to the absence of such certificate;

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(vii)	Buyer shall execute, acknowledge (if appropriate), and deliver to Seller
(A)	an assumption in the form attached hereto as Exhibit C-2;

(B)	the Transition Services Agreement; (C) the Escrow Agreement;

(D)	acceptance of employment offers by Michael Berta, David Carter, and Peter Bernier in forms reasonably acceptable to such parties; and

(E)	such other instruments of assumption as Seller and its counsel may reasonably request.
(viii)	Buyer shall be responsible for recording any assignments related to Intellectual Property at the United States Patent and Trademark Office, the U.S. Copyright Office, or any similar foreign offices.
          2.6. Preparation of Closing Date Balance Sheet.
(a)	Within 90 days after the Closing Date, Buyer will prepare and deliver to Seller a draft balance sheet (the “Draft Closing Date Balance Sheet”) for Seller as of the close of business on the Closing Date (determined on a pro forma basis as though Seller and Buyer had not consummated the transactions contemplated by this Agreement). Buyer will prepare the Draft Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements provided by Seller pursuant to this Agreement.

(b)	If Seller has any objections to the Draft Closing Date Balance Sheet, it shall deliver a detailed statement describing such objections to Buyer within 30 days after receiving the Draft Closing Date Balance Sheet. Buyer and Seller shall use their respective commercially reasonable efforts to resolve any such objections themselves. If Seller and Buyer do not obtain a final resolution within 15 days after Buyer has received the statement of objections, however, Buyer and Seller shall select an accounting firm mutually acceptable to them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm within 20 days after Buyer has received Seller’s statement of objections, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). Only the amounts in dispute (the aggregate of all such amounts, the “Disputed Amounts”) will be referred to such accountants for final determination. The determination of any accounting firm so selected shall be issued in writing within 45 days of such referral. The final determination of the Disputed Amounts shall be based solely on presentations by Buyer and Seller and shall not involve the accountants’ independent review. Any determination by the accountants shall not be outside the range defined by the respective amounts in the Draft Closing Date Balance Sheet proposed by Buyer and Seller’s statement of objections, and such determination shall be final, binding and non-appealable upon Seller and Buyer. Buyer and Seller shall bear the fees and expenses of the accountants equally.

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(c)	Buyer shall revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to Section 2.6(c). The “Closing Date Balance Sheet” shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to Section 2.6(c).
          Buyer will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet, including (without limitation), all books and records of Seller, available to Seller and Seller’s accountants and other representatives at reasonable times and upon reasonable notice at any time during (i) the preparation by Buyer of the Draft Closing Date Balance Sheet, (ii) the review by Seller of the Draft Closing Date Balance Sheet, and (iii) the resolution by Seller and Buyer of any objections thereto.
          2.7. Post-Closing Date Adjustment to Preliminary Purchase Price.
(a)	Within 3 Business Days following the final determination of the Net Working Capital pursuant to Section 2.6(c), the Preliminary Purchase Price shall be adjusted as follows:
(i)	If the Net Working Capital exceeds the Estimated Net Working Capital Upper Collar, Buyer shall increase the Preliminary Purchase Price by an amount equal to such excess and Buyer shall pay such amount by wire transfer or delivery of other immediately available funds.

(ii)	If the Net Working Capital is less than the Estimated Net Working Capital Lower Collar, Buyer shall reduce the Preliminary Purchase Price by an amount equal to such deficiency and Seller shall pay such amount by wire transfer or delivery of other immediately available funds.
          The Preliminary Purchase Price as finally adjusted pursuant to this Section 2.7 is referred to herein as the “Purchase Price.”
          2.8. Third-Party Consents.
          Seller and Buyer acknowledge and agree that Seller’s rights under certain permits and contracts set forth on Schedule 2.8(a) and 2.8(b) may not be assigned to Buyer without the consent of another Person, and, but for the consent requirement, such permits and contracts would be Acquired Assets assigned to Buyer at Closing. As provided in Section 2.5(a)(vi), the consents set forth on Schedule 2.8(a) will be obtained and delivered to Buyer at Closing. In the absence of any required consent, none of the permits and contracts set forth on Schedule 2.8(b) shall be assigned to Buyer on the Closing Date and Seller shall retain all such permits and contracts until such time as the required consent to assignment is obtained. Upon receipt of the required consent, Seller shall assign such permit or contract set forth on Schedule 2.8(b) to Buyer and such permit or contract shall be deemed an Acquired Asset from such date forward. Seller, at its expense, shall use its commercially reasonable efforts, with the reasonable cooperation of Buyer, to obtain any such required consent(s) as promptly as possible and shall act after the Closing as Buyer’s agent in order to obtain for Buyer the benefits of any permit or contract set forth on Schedule 2.8(b). Notwithstanding any provision in this Section 2.8 to the contrary, (a) Seller shall not be required to expend more than $50,000 in external, out-of-pocket costs in performing its obligations under this Section 2.8 and (b) Seller shall not be required to continue

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seeking consent beyond June 30, 2011 for any permit or contract set forth on Schedule 2.8(b) for which the applicable consent or approval is not obtained. If consent is not obtained prior to June 30, 2011 despite Seller’s commercially reasonable efforts, Buyer shall have the option (x) to deem such permit or contract to be an Excluded Asset, in which case the Liabilities thereunder shall be deemed Excluded Liabilities, or (y) to continue seeking consent to assignment of such permit or contract with Seller’s reasonable cooperation (provided that Seller is not required to incur any additional internal or external expense).
          2.9. Allocation.
          Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Acquired Assets for all purposes (including Tax and financial accounting) as shown on the estimated allocation schedule (the “Estimated Allocation Schedule”) attached hereto as Schedule 2.9. Following the determination of the Net Working Capital pursuant to Section 2.6(c), Buyer shall prepare or cause to be prepared a final allocation schedule (prepared in accordance with the Estimated Allocation Schedule) and deliver it to Seller for approval on a date to be agreed upon between Seller and Buyer, which date shall be no later than ninety (90) days after the Closing Date. Buyer and Seller shall endeavor in good faith to agree on the final allocation schedule and, upon such agreement, such schedule shall become the “Final Allocation Schedule.” Subject to the remaining terms of this Section 2.9, such Final Allocation Schedule shall be final and binding on Seller and Buyer and shall provide the basis for the completion of IRS Form 8594. The allocation to the Acquired Assets is intended to comply with the requirements of Section 1060 of the Code. Seller and Buyer shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and such Final Allocation Schedule shall be adjusted only if and to the extent necessary to comply with such requirements of Section 1060 of the Code. Seller and Buyer agree that they will not take nor will they permit any of their respective Affiliates to take, for income Tax purposes, any position inconsistent with such Final Allocation Schedule; provided, however, that (a) Buyer’s cost for the Acquired Assets may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated, (b) the amount realized by Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes and (c) either Seller or Buyer may take reasonable action to settle any audit by, or dispute with, an applicable governmental entity, including reaching a compromise or settlement of amounts allocated to the Acquired Assets and Assumed Liabilities different than the Final Allocation Schedule.
3. SELLER’S REPRESENTATIONS AND WARRANTIES.
          Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement and initialed by Seller and Buyer (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3. A disclosure under one section of the Disclosure Schedule may also be deemed a disclosure under another section of the Disclosure Schedule but only to the extent that its applicability to such other section is readily apparent on its face.

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          3.1. Organization of Seller.
          Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the location or nature of its property or the character of its business makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect with respect to nature of Seller’s property or the character of its business. A complete and accurate list of each jurisdiction in which Seller is qualified to business is set forth on Schedule 3.1.
          3.2. Authorization of Transaction.
          Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller has duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.
          3.3. Non-contravention.
          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(a)	violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject in connection with the Business except as would not have a Material Adverse Effect with respect to Seller or the Acquired Assets;

(b)	violate any provision of the charter or bylaws of Seller; or

(c)	except as set forth on Schedule 3.3(c), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound in connection with the Business or to which any of the Acquired Assets are subject (or result in the imposition of any Lien, other than the Assumed Liabilities, upon any of the Acquired Assets) except as would not have a Material Adverse Effect with respect to Seller or the Acquired Assets.
          Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for Seller and Buyer to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

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          3.4. Brokers’ Fees.
          Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated, except for fees or commissions payable to BMO Capital Markets, for which Seller shall be solely responsible.
          3.5. Title and Sufficiency of Assets.
(a)	Except as set forth on Schedule 3.5(a) and with respect to the Real Property included in the Acquired Assets (which is covered in Section 3.5(b) below), Seller has good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of any Liens or restrictions on transfer, other than such Liens and restrictions related to the Assumed Liabilities.

(b)	Except as disclosed in Section 3.5(b) of the Disclosure Schedule, Seller has title to all of the Real Property included in the Acquired Assets.

(c)	Except as otherwise indicated on Schedule 3.5(c), the Acquired Assets include all assets necessary for the Business as presently conducted.

(d)	Seller owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted by Seller. Each item of Intellectual Property owned or used in connection with the Business immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.
          3.6. Subsidiaries.
          Seller does not have any Subsidiaries which own any Acquired Assets or owe any Assumed Liabilities.
          3.7. Financial Statements.
(a)	Attached to the Disclosure Schedule as Exhibit D are the following financial statements (collectively the “Financial Statements”): (i) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 (the “Most Recent Fiscal Year End”) for Seller; and (ii) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the ten (10) months ended October 31, 2010 for Seller.

(b)	Except as set forth in Section 3.7 of the Disclosure Schedule: (i) the Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby, subject in the case of the Most Recent Financial Statements to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of

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notes, and (ii) the Financial Statements present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods, are consistent with the books and records of Seller (which books and records are correct and complete in all material respects).
          3.8. Events Subsequent to June 30, 2010.
          Except as set forth in Section 3.8 of the Disclosure Schedule, since June 30, 2010, there has not been any Material Adverse Change with respect to Seller or the Acquired Assets. Without limiting the generality of the foregoing, since that date:
(a)	Seller has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than in the Ordinary Course of Business;

(b)	Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 outside the Ordinary Course of Business;

(c)	no party has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which Seller is a party or by which any Acquired Asset is bound;

(d)	except as directly related to the Assumed Liabilities, Seller has not imposed or permitted to exist any Lien upon any of the Acquired Assets, tangible or intangible;

(e)	Seller has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000 outside the Ordinary Course of Business;

(f)	Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $25,000 outside the Ordinary Course of Business;

(g)	Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate;

(h)	Seller has not materially delayed or postponed the payment of its accounts payable and other Liabilities outside the Ordinary Course of Business;

(i)	Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $25,000 outside the Ordinary Course of Business;

(j)	Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any of its Intellectual Property outside the Ordinary Course of Business;

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(k)	Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to the Acquired Assets involving more than $25,000;

(l)	Seller has not entered into or terminated any written employment contract or collective bargaining agreement relating to its employees or modified the terms of any existing such contract or agreement;

(m)	Seller has not granted any increase in the base compensation of any of its directors, officers, and employees in relation to the Business outside the Ordinary Course of Business;

(n)	except as indicated in Section 3.8(o) of the Disclosure Schedule, Seller has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees in connection with the Business (or taken any such action with respect to any other Employee Benefit Plan);

(o)	Seller has not made any material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(p)	Seller has not made or pledged to make, nor has any party done so on their behalf, any charitable or other capital contribution in excess of $25,000 outside the Ordinary Course of Business;

(q)	there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Seller or the Business except as would not have a Material Adverse Effect on the Business;

(r)	Seller has not discharged a material Liability or Lien related to the Acquired Assets outside the Ordinary Course of Business;

(s)	Seller has not made any loans or advances of money in excess of $25,000 singly or $50,000 in the aggregate; and

(t)	Seller has not committed to any of the foregoing.
          3.9. Undisclosed Liabilities.
          Seller does not have any Liability (and, to Seller’s Knowledge, there is no reasonable Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability), except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) or (b) Liabilities that have arisen after October 31, 2010 that would not have a Material Adverse Effect with respect to Seller.

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          3.10. Legal Compliance.
          Except as set forth in Schedule 3.10, Seller is currently in material compliance with all applicable laws in connection with the Business (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. §78dd-1, et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller in connection with the Business alleging any failure so to comply. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller’s Knowledge, is threatened (nor, to Seller’s Knowledge, do circumstances currently exist that could reasonably allow such to be filed or commenced in the future) against Seller that could reasonably be expected to (a) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (b) cause a Material Adverse Effect with respect to Buyer’s right to own the Acquired Assets or to operate the Business. None of the representations and warranties contained in this Section 3.10 shall be deemed to relate to any of the representations and warranties set forth in Sections 3.11, 3.12, 3.13, 3.22, 3.23, 3.24 or 3.26.
          3.11. Tax Matters.
(a)	Seller has timely filed all material Tax Returns that it was required to file in connection with the Business. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Seller in connection with the Business (whether or not shown on any Tax Return) have been paid or are the subject of timely filed disputes. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. In the past three (3) years, no claim has been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)	Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)	Neither Seller nor any director or officer of Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability relating to the Business either (i) claimed or raised by any authority in writing or (ii) as to which Seller has Knowledge. Section 3.11 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed for taxable periods ended on or after December 31, 2007, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has made available in the Data Room to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 2007.

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(d)	Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          3.12. Real Property.
Except as set forth in Section 3.5(a) of the Disclosure Schedule:
(a)	Section 3.12(a) of the Disclosure Schedule sets forth the address and description of each parcel of Real Property. With respect to each parcel of Real Property:
(i)	Seller has fee simple title, free and clear of all liens and encumbrances, except Permitted Liens;

(ii)	Seller has not leased or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof; and

(iii)	to Seller’s Knowledge, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Real Property or any portion thereof or interest therein.
(b)	Seller has no Leased Real Property.

(c)	The Real Property identified in Section 3.12(a) of the Disclosure Schedule comprises all of the real property used or otherwise related to the Business; and Seller is not a party to any agreement or option to purchase any real property or interest therein related solely to the Business.

(d)	To Seller’s Knowledge, all Improvements are in good condition and repair and sufficient for the operation of the Business. To Seller’s Knowledge, there are no structural deficiencies or defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

(e)	To Seller’s Knowledge, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein. To Seller’s Knowledge, there is no injunction, decree, order, writ or judgment outstanding, nor any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Business as currently conducted thereon.

(f)	To Seller’s Knowledge, the Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of the Business thereon does not violate

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any Real Property Laws. Seller has not received any notice of violation of any Real Property Law and, to Seller’s Knowledge, there is no reasonable Basis for the issuance of any such notice or the taking of any action for such violation. To the Knowledge of Seller, there is no pending or anticipated change in any Real Property Laws that will materially impair the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of the Business as currently conducted thereon.

(g)	All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems necessary for the Business as currently conducted on the Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon. Each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(h)	To Seller’s Knowledge, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate the Business as currently conducted thereon, have been issued and are in full force and effect. Section 3.12(h) of the Disclosure Schedule lists all material Real Property Permits held by Seller with respect to each parcel of Real Property. Seller has made available in the Data Room to Buyer a true and complete copy of all Real Property Permits. Seller has not received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to Seller’s Knowledge, there is no reasonable Basis for the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable to Buyer without the consent or approval of the issuing governmental authority or entity; no disclosure, filing or other action by Seller is required in connection with such transfer, and Buyer shall not be required to assume any Liabilities or obligations under the Real Property Permits as a result of such transfer other than the Assumed Liabilities.

(i)	To Seller’s Knowledge, the classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations does not prohibit the use and occupancy of such parcel and the operation of the Business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. Seller’s use or occupancy of the Real Property or any portion thereof or the operation of the Business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(j)	Seller has not received any notice of violation of any Encumbrance Documents, and, to Seller’s Knowledge, there is no reasonable Basis for the issuance of any such notice or, to the extent applicable, the taking of any action for such violation.

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(k)	To Seller’s Knowledge, except as set forth on Section 3.5 (b) of the Disclosure Schedule, none of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set-back lines, and there are no encroachments onto any of the Real Property, or any portion thereof, that would interfere with the use or occupancy of such Real Property or the continued operation of the Business as currently conducted thereon.

(l)	There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion thereof that are delinquent. To Seller’s Knowledge, the Title Commitment and Section 3.5(b) of the Disclosure Schedule set forth all Real Estate Impositions that are due and payable with respect to such parcel.

(m)	None of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).
          3.13. Intellectual Property.
(a)	In the past five (5) years, to Seller’s Knowledge (i) Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and (ii) Seller has never received any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation of Intellectual Property rights owned by a third party (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party) that has not been settled to the satisfaction of Seller and the third party. Except as set forth in Section 3.13(a) of the Disclosure Schedule, to the Knowledge of Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller relating to the Business.

(b)	Section 3.13(b) of the Disclosure Schedule identifies each issued patent that is currently in force or active trademark registration which has been issued to Seller with respect to any of the Intellectual Property of the Business, identifies each pending patent application or pending application for trademark registration that Seller has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that Seller has granted to any third party with respect to any of its Intellectual Property. Seller has made available in the Data Room to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) and has made available in the Data Room to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item should any such written documentation not be available to Buyer on the USPTO website (including the private or public PAIR) as of the Closing Date. Section 3.13(b) of the Disclosure Schedule also identifies each material unregistered trademarks, service marks, trade names, corporate names or Internet domain names, computer software item (other than commercially available off-the-shelf software purchased or

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licensed for less than a total cost of $5,000 in the aggregate). With respect to each item of Intellectual Property required to be identified in Section 3.13(b) of the Disclosure Schedule:
(i)	Seller owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(ii)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)	no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same; and

(iv)	no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller relating to the Business, including, without limitation, a failure by Seller to pay any required maintenance fees by the Closing Date).
(c)	Section 3.13(c) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Seller uses in connection with the Business pursuant to license, sublicense, agreement, or permission. Seller has made available in the Data Room to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (each as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.13(c) of the Disclosure Schedule:
(i)	the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)	the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

(iii)	no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iv)	no party to the license, sublicense, agreement, or permission, has repudiated any provision thereof;

(v)	with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

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(vi)	to the Knowledge of Seller, the Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii)	to the Knowledge of Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, or enforceability of the Intellectual Property, and there are no grounds for the same;

(viii)	Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and
(d)	Except as set forth in Section 3.13(d) of the Disclosure Schedule, to the Knowledge of Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller, Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted and there are no facts that indicate a likelihood of the foregoing.

(e)	Seller has complied with and are presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property.
          3.14. Tangible Assets.
          Except as set forth in Schedule 3.14, each tangible asset included in the Acquired Assets is free from known material defects, has been reasonably maintained in accordance with normal industry practice, is in reasonably good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.
          3.15. Inventory.
          The inventory included in the Acquired Assets consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.
          3.16. Contracts.
          Section 3.16 of the Disclosure Schedule lists the following contracts and other agreements to which Seller is a party or is otherwise bound in connection with the Business:
(a)	any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

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(b)	any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a loss to Seller, or involve consideration in excess of $25,000 in any given 12-month period;

(c)	any agreement (including any oral agreement) within Seller’s Knowledge with any customer involving the pricing of goods or commodities to be bought or sold, or adjustments or discounts of such pricing.

(d)	any agreement concerning a partnership or joint venture;

(e)	any agreement (or group of related agreements) under which Seller has created, incurred, or assumed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of the Acquired Assets, tangible or intangible;

(f)	any agreement concerning confidentiality or non-competition except (i) any agreement entered into in connection (directly or indirectly) with any proposed sale of Seller, the Business or substantially all of the assets of the Business and (ii) any agreement entered into in the Ordinary Course of Business;

(g)	any agreement to which any Affiliates of Seller is a party;

(h)	any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the current or former directors, officers, and employees of Seller;

(i)	any collective bargaining agreement;

(j)	any written agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

(k)	any agreement under which Seller has advanced or loaned any amount to any of the directors, officers, and employees of Seller outside the Ordinary Course of Business;

(l)	any agreement under which the consequences of a default or termination could have a Material Adverse Effect with respect to the Business;

(m)	any agreement under which Seller has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(n)	any settlement, conciliation or similar agreement, the performance of which will involve payment after October 31, 2010 of consideration in excess of $25,000, or imposition of monitoring or reporting obligations to any governmental entity outside the Ordinary Course of Business;

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(o)	any agreement under which Seller has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; or

(p)	any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000 in any given 12-month period.
          Seller has made available in the Data Room to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 3.16 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect with respect to Seller; (ii) unless otherwise expressly stated herein, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above) and does not require consent; (iii) neither Seller nor, to Seller’s Knowledge, any other party is in material breach or default, and no event has occurred that with notice or lapse of time would reasonably be expected to constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) neither Seller nor, to Seller’s Knowledge, any other party has repudiated any provision of the agreement.
          3.17. Notes and Accounts Receivable.
          All notes and accounts receivable included in the Acquired Assets are reflected properly on the books and records of Seller, are valid receivables subject to no setoffs or counterclaims, are current and collectible in accordance with their terms at their recorded amounts, subject only to normal Cash discounts accrued in the Ordinary Course of Business or the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.
          3.18. Powers of Attorney.
          There are no outstanding powers of attorney executed on behalf of Seller in connection with the Business.
          3.19. Insurance.
          Section 3.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Seller, in connection with the Business, has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 3 years:
(a)	the name, address, and telephone number of the agent;

(b)	the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c)	the policy number and the period of coverage;

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(d)	an indication of whether the coverage was on a claims made, occurrence, or other basis, and the amount of coverage; and

(e)	a description of any retroactive premium adjustments or other loss-sharing arrangements.
With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) Seller is not, and to Seller’s Knowledge, no other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would reasonably be expected to constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) Seller is not and, to Seller’s Knowledge, no other party to the policy has repudiated any provision thereof. Seller has been covered during the past three years by insurance in scope and amount customary and reasonable for the Business during the aforementioned period. Section 3.19 of the Disclosure Schedule describes any self-insurance arrangements affecting Seller as they relate to the Business.
          3.20. Litigation.
          Section 3.20 of the Disclosure Schedule sets forth each instance in which Seller (a) is subject to any outstanding and ongoing injunction, judgment, order, decree, ruling, or charge relating to the Business or (b) is a party or, to Seller’s Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could reasonably be expected to come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could reasonably be expected to come before) any arbitrator in connection with the Business. Except as set forth on Schedule 3.20, to Seller’s Knowledge, within the last two years, there is no reasonable Basis upon which any such action, suit, proceeding, hearing, or investigation may be brought against Seller.
          3.21. Product Warranty.
          Except as set forth on Section 3.21 of the Disclosure Schedule, each product manufactured, sold, leased, or made available by Seller in connection with the Business in the past three years has been in material conformity with all applicable contractual commitments and all express warranties, Seller has no warranty Liability (and, to Seller’s Knowledge, there is no reasonable Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any warranty Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. No product manufactured, sold, leased, or made available by Seller in connection with the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease except as disclosed on Schedule 3.21. Section 3.21 of the Disclosure Schedule also includes copies of the standard terms and conditions of sale or lease for Seller relating to the Business (containing applicable guaranty, warranty, and indemnity provisions).

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          3.22. Product Liability.
          Except as set forth on Section 3.22 of the Disclosure Schedule, Seller has no Knowledge of any Liability relating to the Business (and to Seller’s Knowledge there is no reasonable Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller.
          3.23. Employees.
(a)	With respect to the Business:
(i)	there is no collective bargaining agreement or relationship with any labor organization;

(ii)	to the Knowledge of Seller, no executive or manager of Seller (A) has any present intention to terminate his or her employment, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides Seller that would be material to the performance of such employee’s employment duties, or the ability of Seller or Buyer to conduct the Business;

(iii)	to the Knowledge of Seller, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iv)	to the Knowledge of Seller, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(v)	no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Seller, threatened;

(vi)	there is no workers compensation liability, experience or matter outside the Ordinary Course of Business;

(vii)	except as set forth on Section 3.23(a) of the Disclosure Schedule, there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Knowledge of Seller, threatened in any forum, relating to an alleged violation or breach by Seller (or its officers or directors) of any law, regulation or contract in connection with the Business; and,

(viii)	to the Knowledge of Seller, no employee or agent of Seller has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (vii) above.
(b)	Except as set forth in Section 3.23(b) of the Disclosure Schedule, (i) there are no written employment contracts or severance agreements relating to the Business with any employees of Seller, and (ii) there are no written personnel policies, rules, or procedures

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relating to the Business and applicable to employees of Seller. True and complete copies of all such documents have been made available in the Data Room to Buyer prior to the date of this Agreement.

(c)	With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. Seller has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.
          3.24. Employee Benefits.
(a)	Section 3.24(a) of the Disclosure Schedule lists each Employee Benefit Plan that Seller maintains relating to the Business, to which Seller contributes or has any obligation to contribute in connection with the Business, or with respect to which Seller has any Liability in connection with the Business.
(i)	Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(ii)	All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by Seller or an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii)	All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv)	Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has been timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and has been submitted to the Internal Revenue Service for a

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favorable determination letter on the GUST and EGTRRA requirements within the applicable remedial amendment period.

(v)	There have been no Prohibited Transactions with respect to any such Employee Benefit Plan, and there have been no Prohibited Transactions with respect to any Employee Benefit Plan maintained by Seller or an ERISA Affiliate for which Buyer could be subject to any Liability following the consummation of this Agreement. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Seller has no Knowledge of any reasonable Basis for any such action, suit, proceeding, hearing, or investigation.

(vi)	Seller has made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.
(b)	Except as set forth on Section 3.24(b) of the Disclosure Schedule, none of Seller, any of Seller’s Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)). No Acquired Asset is subject to any Lien under ERISA or the Code.

(c)	Except as set forth in Section 3.24(c) of the Disclosure Schedule, none of Seller, any of Seller’s Subsidiaries, or any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(d)	Except as set forth in Section 3.24(d) of the Disclosure Schedule, Seller does not maintain, contribute to or has an obligation to contribute to, or has any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Seller or any other Person in connection with the Business other than in accordance with COBRA.

(e)	Section 3.24(e) of the Disclosure Schedule lists each agreement, contract, plan, or other arrangement—whether or not written and whether or not an Employee Benefit Plan (collectively a “Plan”)—to which Seller or any of Seller’s Subsidiaries is a party that is a “nonqualified deferred compensation plan” subject to Code §409A. Each such Plan complies with the requirements of Code §409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder.

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          3.25. Guaranties.
          Except as set forth in Section 3.25 of the Disclosure Schedule, Seller is not a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person in connection with the Business.
          3.26. Environmental, Health, and Safety Matters.
(a)	Except as set forth in Section 3.26(a) of the Disclosure Schedule, to Seller’s Knowledge, Seller has materially complied with Environmental, Health, and Safety Requirements applicable to Seller’s operation of the Business at the Real Property during the period of Seller’s ownership thereof.

(b)	Except as set forth in Section 3.26(b) of the Disclosure Schedule, to Seller’s Knowledge, Seller has materially complied with all permits, licenses and other authorizations that are required by applicable Environmental, Health, and Safety Requirements for Seller’s operation of the Business at the Real Property.

(c)	The list of permits set forth in Section 3.26(c) of the Disclosure Schedule, to Seller’s Knowledge, contains the only material permits required by applicable Environmental, Health, and Safety Requirements for Seller’s operation of the Business at the Real Property as of the Closing Date.

(d)	Except as set forth in Section 3.26(d) of the Disclosure Schedule, to Seller’s Knowledge, Seller has not received any written notice regarding any material violation of Environmental, Health, and Safety Requirements applicable to Seller’s operation of the Business at the Real Property.

(e)	Except as listed on Section 3.26(e) of the Disclosure Schedule, to Seller’s Knowledge, none of the following exists at the Real Property: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, (iv) groundwater monitoring wells, or (v) areas where hazardous substances have been disposed of by Seller.

(f)	Except as listed on Section 3.26(f) of the Disclosure Schedule, to Seller’s Knowledge, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported from, handled, manufactured, distributed, exposed any person to, or released any hazardous substance at the Real Property in violation of any Environmental, Health, and Safety Requirements or that has resulted in claims of Liability against Seller under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(g)	Except as set forth in Section 3.26(g) of the Disclosure Schedule, to Seller’s Knowledge, Seller has not designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos at the Real Property, and Seller is not subject to any claims of Liability with respect to the presence, as of the Closing Date, of asbestos in any product or item or at the Real Property in connection with the Business.

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(h)	Except as listed in Section 3.26(h) to the Disclosure Schedule, to Seller’s Knowledge, Seller has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, a claim of Liability against any other Person for any corrective or remedial action obligation at the Real Property or relating to Environmental, Health, and Safety Requirements applicable to the operations of the Business at the Real Property.

(i)	Except as listed in Section 3.26(i) to the Disclosure Schedule, to Seller’s Knowledge, Seller is aware of no facts or conditions relating to the Real Property that (i) constitute a material violation of applicable Environmental, Health, and Safety Requirements, (ii) require investigation, remediation, or corrective action pursuant to Environmental, Health, and Safety Requirements in response to a release by Seller of hazardous substances at the Real Property, or (iii) are the subject of a claim of Liability against Seller pursuant to Environmental, Health, and Safety Requirements for a release by Seller of a hazardous substance at the Real Property.

(j)	To Seller’s Knowledge, Seller has made available in the Data Room to Buyer all material environmental documents relating to the Real Property and that are in Seller’s possession, custody, or control.
          3.27. Business Continuity.
          Attached to the Disclosure Schedule as Exhibit E is Seller’s business continuity and disaster recovery plan for the Business.
          3.28. Computer and Technology Security.
          Seller has taken reasonable steps to safeguard the information technology systems utilized in the operation of the Business, and to date, to Seller’s Knowledge, there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.
          3.29. Certain Business Relationships with Seller.
          Except for directors, officers, and employees of Seller in their capacity as directors, officers, and employees of Seller, none of Seller’s directors, officers, or employees has been involved in any business arrangement or relationship with Seller within the past 12 months, and none of Seller and its Affiliates, Seller’s directors, officers, or employees own any Acquired Asset.
          3.30. Customers and Suppliers.
          Since the date of the Most Recent Balance Sheet, no supplier of Seller has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to Seller in connection with to the Business, and no customer has indicated that it shall stop, or decrease the rate of, buying materials, products or services from Seller in connection with the Business, except as set forth on Section 3.30 of the Disclosure Schedule.

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          3.31. Solvency.
          As of the Closing Date, after giving effect to the transactions contemplated by this Agreement, Seller will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liabilities on its existing debts as they mature) or (ii) have incurred debts beyond its ability to pay as they become due.
4. BUYER’S REPRESENTATIONS AND WARRANTIES.
          Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4. A disclosure under one section of the Disclosure Schedule may also be deemed a disclosure under another section of the Disclosure Schedule but only to the extent that its applicability to such other section is readily apparent on its face.
          4.1. Organization of Buyer.
          Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.
          4.2. Authorization of Transaction.
          Buyer has full power and authority (including full corporate or entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.
          4.3. Brokers’ Fees.
          Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.
          4.4. Non-contravention
          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will:
(a)	violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject;

(b)	violate any provision of the charter or bylaws of Buyer; or

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(c)	conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound.
          Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for Seller and Buyer to consummate the transactions contemplated by this Agreement.
          4.5. Sufficiency of Funds
          Buyer has sufficient Cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
          4.6. Litigation
          No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the actual knowledge of any director or officer of Buyer, threatened (nor do circumstances currently exist that may allow such to be filed or commenced in the future) against Buyer or any Affiliate of Buyer that could reasonably be expected to (a) prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.
          4.7. No Reliance.
          Buyer understands and agrees that it is acquiring the Acquired Assets without reliance upon any express or implied representations or warranties of any nature, at law or in equity, whether in writing, orally or otherwise, made by or on behalf of or imputed to Seller, except for the representations and warranties made by Seller in Section 3 (including the Disclosure Schedule).
5. POST-CLOSING COVENANTS.
          Seller, Buyer, Accuride (solely with respect to Sections 5.5, 5.6, 5.10, 5.12 and 7.15) and CVG (solely with respect to Section 5.11, 5.12, 5.13 and 7.15) agree as follows with respect to the period following the Closing:
          5.1. General.
          In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of Seller and Buyer will use its respective commercially reasonable efforts to take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below). Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (excluding Tax records),

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agreements, and financial data of any sort relating to Seller to the extent constituting Acquired Assets.
          5.2. Litigation Support.
          Except under circumstances in which either Seller or Buyer is adverse to the other Party, in the event and for so long as either Seller or Buyer actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction existing on or prior to the Closing Date involving Seller, the other Party will use its commercially reasonable efforts to cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 6 below); provided, however, in the event Seller requests support pursuant to this Section 5.2 in connection with any claim pending as of the Closing Date based on design defect or product liability relating to products manufactured and sold by Seller, Buyer will (y) use its commercially reasonable efforts to cooperate with Seller and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense at the sole cost and expense of Buyer, subject to the limitation in the following sentences, and (z) retain all supporting materials related to such claims for at least six months after the expiration of the applicable statute of limitations periods. Buyer shall bear incidental out-of pocket third party costs incurred in connection with the requested cooperation to be provided under this Section up to $1,000.00 per expense. Any out-of-pocket third party costs incurred by Buyer in excess of $1,000.00 per expense in connection with the requested cooperation to be provided under this Section shall be reimbursed by Seller.
          5.3. Transition.
          For a period of three (3) years from and after the Closing Date, Seller (a) will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing and (b) will refer all customer inquiries relating to the Business to Buyer from and after the Closing.
          5.4. Confidentiality.
          With the exception of Confidential Information included in the Acquired Assets, which Seller shall refrain from using indefinitely, for a period of five (5) years from and after the Closing Date, Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, except as may be required to comply with the internal record retention policies of Seller, Accuride or any Affiliate of Accuride, deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in Seller’s possession. In the event that Seller is requested or required (by oral question or request

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for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order (at Buyer’s sole expense) or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its commercially reasonable efforts to obtain, at the request of Buyer (at Buyer’s sole expense), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. Nothing in this Agreement, however, shall prohibit Seller or its Affiliates from using or disclosing Confidential Information: (i) to legal counsel that is subject to a confidentiality obligation no less restrictive than that contained herein as required by Seller or its Affiliates to enforce the terms of this Agreement or any other agreement or instruments executed and deferred in connection herewith, (ii) in connection with defending any action, proceeding, or governmental inquiry against Seller or an Affiliate of Seller, including in defending any claim for Excluded Liabilities under Section 6.2(e) or (iii) to the extent required by applicable federal and state securities laws, under applicable stock exchange or listing rules and regulations or by law; provided that in the case of (i), (ii) and (iii) Seller agrees to (A) provide Buyer written notice prior to such disclosure, (B) cooperate with Buyer to obtain a protective order or other confidentiality treatment, and (C) disclose only that portion of such information as reasonably necessary or required.
          5.5. Covenant Not to Compete.
          For a period of three (3) years from and after the Closing Date, Accuride and Seller, each on behalf of itself and its Affiliates, agree that they shall not engage directly or indirectly in the manufacture, sale, or supply of seating products, including seat components and seat assemblies, for the Class 5-8 commercial vehicle, agricultural, construction, bus and specialty vehicle markets anywhere in the world; provided, however, that (a) no owner of (i) less than 5% of the outstanding stock of any publicly traded corporation or (ii) any assets or businesses acquired after the Closing Date and divested within one (1) year of acquisition shall be deemed to violate this Section 5.5 solely by reason of its ownership of such stock, assets or businesses, (b) the exercise of any and all rights of Accuride under that Amended and Restated Promissory Note, dated as of January 24, 2011 and executed and delivered to Accuride by Elio Engineering, Inc. (the “Dissolution Note”), including without limitation the exercise of Accuride’s rights under that Security Agreement, dated as of January 24, 2011, between Elio Engineering, Inc. and Accuride entered in connection with the Dissolution Note, shall not be deemed to violate this Section 5.5 so long as Accuride (i) does not utilize the assets of Elio Engineering, Inc. to engage directly or indirectly in the manufacture, sale, or supply of seating products, including seat components and seat assemblies, for the Class 5-8 commercial vehicle, agricultural, construction, bus and specialty vehicle markets, or (ii) divests the assets and associated business of Elio Engineering, Inc. within twelve (12) months after the date on which Accuride ultimately acquires title in such assets (if at all) following Accuride’s exercise of its rights under the Dissolution Note or the Security Agreement in compliance with applicable Law, and (c) the provision of any services by Seller or Accuride under (i) the Transition Services Agreement, (ii) the Volvo Agreement (as such term is defined in the Transition Services Agreement), or (iii) the All-State

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Supply Agreement (as such term is defined in the Transition Services Agreement), shall not be deemed to violate this Section 5.5. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is invalid or unenforceable, Seller and Buyer agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Upon a Change of Control, this Section 5.5 shall no longer apply to any of Seller, Accuride, or any Affiliates of Accuride.
          5.6. Non-Hire
          For a period of three (3) years from and after the Closing Date, Accuride and Seller, each on behalf of itself and its Affiliates, agree that they shall refrain from hiring or soliciting for employment any person who was an employee of Seller on the Closing Date or at any time within ninety (90) days prior to the Closing Date (“Restricted Employees”). So long as neither Accuride nor Seller hires any Restricted Employee within the three year period, neither Accuride nor Seller will be deemed to have solicited a Restricted Employee for employment by reason of general solicitations or advertisements for employment made to the general public through newspapers, trade publications, radio or television broadcasts or internet posting that are targeted to the public at large.
          5.7. Use of Name.
          Upon Closing, Seller shall cease using the name “Bostrom” or “Bostrom Seating” or any similar names in any way, including, but not limited to, in each jurisdiction in which the Business is conducted or in which transactions related to the Business take place. Notwithstanding the foregoing, (a) Seller may retain the corporate name “Bostrom Seating, Inc.” to facilitate Tax filings until June 30, 2012 (provided that it does not use such name in trade or commerce to market or sell goods or services), and (b) for a period of three (3) months following the Closing Date, Accuride and its Affiliates shall be entitled to continue the use of all trademarks, service marks, trade dress, logos, slogans, trade names and corporate names included in the Acquired Assets to the extent they exist or are contained as of the Closing Date on any promotional or advertising materials used in the business of Accuride or its Affiliates or required to be used for any government or administrative filings (such use, the “Licensed Purpose”). Section 5.7(b) shall be deemed a limited, fully paid up and royalty-free, world-wide, non-exclusive license granted by Buyer to Accuride and its Affiliates to use all trademarks, service marks, trade dress, logos, slogans, trade names and corporate names included in the Acquired Assets for the Licensed Purpose for a period of three (3) months following the Closing Date.
          5.8. Employees.
(a)	Except as listed in Section 5.8(a) of the Disclosure Schedule, commencing on the Closing Date Seller shall terminate all employees of the Business on the Closing Date, and, at Buyer’s sole discretion subject to Buyer’s obligation under Section 5.8(d), Buyer may

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offer employment, on an “at will” basis, to any or all of such employees. Each of Seller’s employees who accepts such offer of employment and commences employment with Buyer shall be hereinafter referred to as a “Transferred Employee.”
(b)	Buyer shall not adopt or assume any of the Employee Benefit Plans that Seller maintains. Buyer shall have no liability to any Employee Benefit Plan maintained by Seller as a result of this Agreement, including any liability under COBRA to any M & A qualified beneficiaries. Without limiting the foregoing, Seller agrees that it shall retain all Liability with respect to the retiree medical and life insurance benefit plan disclosed in the Disclosure Schedules. Seller further agrees that it shall not terminate such plan prior to December 31, 2015.

(c)	Each Transferred Employee who is a participant in Seller’s 401(k) plan (the “Seller’s Savings Plan”) shall cease to be an active participant under Seller’s Savings Plan effective as of Closing Date. Effective within sixty (60) days of the Closing, Buyer shall have, or shall cause its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code, which includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer’s Savings Plan”). Transferred Employees who meet the age and service requirements of Buyer’s Savings Plan as of the Closing Date (based on Transferred Employee’s service with Seller) shall be eligible to participate within such sixty (60) day period. Buyer agrees to cause the Buyer’s Savings Plan to accept direct rollovers of the account balance, of each Transferred Employee as requested by Transferred Employees.

(d)	Unless previously notified by Seller of such a plant closing or layoff, the Seller and Buyer agree that as of the effective time of Closing Seller has not implemented any plant closing or layoff of employees that implicates the WARN Act. Buyer agrees that as of the effective time of Closing and immediately thereafter it shall employ no less than 68% of the employees previously employed by Seller immediately prior to the effective time of Closing. For the avoidance of doubt, under no circumstances shall Seller have any Liability directly or indirectly related to Buyer’s compliance with the WARN Act following the Closing.
          5.9. Tax and Accounting Assistance.
(a)	At no cost to Seller, Accuride or any Affiliate of Accuride, Buyer shall reasonably cooperate as Accuride or its Affiliates or their respective representatives may reasonably request to facilitate the completion of Seller’s Tax filings (to the extent related to the Business) for the tax years 2010 and 2011 and any audit or similar proceeding related thereto including (without limitation), cooperating in the accurate completion of Federal and State Tax Packages for the tax years 2010 and 2011 within a reasonable period of time after receiving such Federal and State Tax Packages in order to meet any applicable federal, state or local tax filing deadlines, or as otherwise agreed by the Parties. Buyer shall retain all supporting materials related to Seller’s Tax filings for the tax years 2010 and 2011 in accordance with its internal record retention policies, provided that Buyer shall not dispose of such supporting materials prior the expiration of the applicable statute of limitations periods.

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(b)	At no cost to Buyer, CVG or any Affiliate of CVG, Seller or its designee(s) shall reasonably cooperate as Buyer or its Affiliates or their respective representatives may reasonably request to facilitate the completion of Buyer’s Tax filings (to the extent related to the Acquired Assets) for the tax years 2010 and 2011 and any audit or similar proceeding related thereto including (without limitation), cooperating in the accurate completion of Federal and State Tax Packages for the tax years 2010 and 2011 within a reasonable period of time after receiving such Federal and State Tax Packages in order to meet any applicable federal, state or local tax filing deadlines, or as otherwise agreed by the Parties. Seller shall retain all supporting materials related to Buyer’s Tax filings for the tax years 2010 and 2011 in accordance with its internal record retention policies, provided that Seller shall not dispose of such supporting materials prior the expiration of the applicable statute of limitations periods.

(c)	At no cost to Seller, Accuride, or any Affiliate of Accuride, Buyer shall reasonably cooperate with Seller in closing the accounting books and records of the Business with respect to Seller’s fiscal year 2010, the first quarter of 2011 and recording the transactions contemplated by this Agreement for the month of January, 2011. Buyer’s assistance shall include providing reasonable cooperation by the accounting staff located at the Piedmont, Alabama plant (including reasonable cooperation in closing and balancing of subsystems, balancing of general ledger accounts and financial reporting, all consistent with past practice during the 6 month period prior to the Closing Date).

(d)	At no cost to Buyer, CVG, or any Affiliate of CVG, Seller agrees to reasonably cooperate, at its own expense, as reasonably requested by Buyer with respect to closing of the accounting books and records of the Business for the month of January 2011 and the first fiscal quarter of 2011.

(e)	Buyer and Seller agree to track post-Closing accounting transactions by date or other means such that post-Closing accounting transaction can be segregated from pre-Closing accounting transactions within the respective financial accounting systems being utilized by each of Buyer and Seller.
          5.10. Accuride Guaranty of Performance.
(a)	Accuride unconditionally guarantees to Buyer the full and complete performance by Seller of Seller’s obligations to indemnify the Buyer Indemnitees pursuant to the terms and conditions set forth in Section 6. Accuride hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Seller, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 5.10. Accuride further agrees that the obligations of which it guarantees performance under this Section 5.10 may be amended, modified, assigned, extended or renewed by Seller, in whole or in part, without notice or further assent from Accuride, and Accuride will remain bound upon this guarantee notwithstanding any such amendment, modification, assignment, extension or renewal of any such obligation. The obligations of Accuride hereunder shall not be affected by (i) the failure of Buyer to assert any claim or demand or to enforce any right

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or remedy against Seller under the provisions of this Agreement or any other agreement or otherwise; (ii) any extension or renewal of any provision hereof or thereof to the extent agreed to by Seller or Accuride; (iii) the failure of Buyer to obtain the consent of Accuride with respect to any rescission, waiver, compromise, amendment or modification of any of the terms or provisions of this Agreement or of any other agreement; (iv) the release, exchange, waiver or foreclosure of any security held for the guaranteed obligations or any of them; (v) the failure of Buyer to exercise any right or remedy against any other guarantor of the guaranteed obligations; or (vi) the release or substitution of any guarantor. Accuride unconditionally and irrevocably waives each and every defense and setoff of any nature which, under the principle of guarantee, would operate to impair or diminish in any way the obligations of Accuride under this guarantee, other than any defense or setoff available to Seller, and Accuride shall be entitled to use and benefit from any defenses, rights, setoff or indemnification available to Seller for so long as Seller is a wholly-owned subsidiary of Accuride. Notwithstanding anything to the contrary, express or implied, in this Section 5.10, and to confirm the understanding of the Parties, the obligations and liabilities of Accuride under this guarantee shall not, under any circumstances, exceed the obligations and liabilities of Seller under this Agreement.
(b)	Accuride shall at all times cause Seller to perform its obligations set forth in this Section 5 pursuant to their respective terms.
          5.11. Prohibited Transfers of Acquired Assets.
(a)	Except as otherwise set forth in a written consent executed by Accuride, CVG shall prohibit Buyer from transferring any material portion (determined individually or in the aggregate) of the Acquired Assets to any Affiliate of CVG or other third party unless the Liabilities of Buyer, including the Assumed Liabilities, are simultaneously transferred; provided, however, Buyer may transfer the Acquired Assets and the Liabilities of Buyer, including the Assumed Liabilities, to a third party without first obtaining Accuride’s written consent to the extent such third party has sufficient net worth and resources to satisfy such Liabilities as determined at the time of transfer.

(b)	CVG shall at all times cause Buyer to perform its obligations set forth in this Section 5 pursuant to their respective terms.
          5.12. Notification of Claims.
(a)	Buyer and CVG agree to notify Seller of any third party claim against any Buyer Indemnitee related, directly or indirectly, to any Assumed Liability within ten (10) calendar days of receipt of notice of such claim. Buyer and CVG shall also provide Seller with a copy of the notice received by the Buyer Indemnitee along with all documents and materials reasonably related to such claim.

(b)	Seller and Accuride agree to notify Buyer of any claim against any Seller Indemnitee related, directly or indirectly, to any Assumed Liability within ten (10) calendar days of

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receipt of notice of such claim. Seller and Accuride shall also provide Buyer with a copy of the notice received by the Seller Indemnitee along with all documents and materials reasonably related to such claim.
          5.13. Post-Closing Insurance.
          For a period of at least eighteen (18) months from the Closing Date, (a) Seller shall maintain its occurrence-based insurance policies relating to workers’ compensation claims and product liability claims arising from products manufactured, sold or designed by Seller prior to the Closing Date in substantially the same form as such policies maintained by Seller immediately prior to the Closing Date, and (b) Buyer shall obtain and maintain occurrence-based insurance relating to workers’ compensation claims and product liability claims arising after the Closing from products manufactured, sold or designed by Seller prior to the Closing Date or by Buyer thereafter with terms of coverage comparable or superior to the terms of coverage of the insurance maintained by Seller immediately prior to the Closing Date. Buyer shall provide Seller with proof of such insurance reasonably satisfactory to Seller; and Seller shall provide Buyer with proof of such insurance reasonably satisfactory to Buyer.
          5.14. Payment of PL Assumed Liabilities and WC Assumed Liabilities.
          Within 10 days of Buyer’s receipt of notice (including supporting documentation) of any PL Assumed Liability or WC Assumed Liability incurred by Seller, Buyer shall promptly remit the amount set forth in such notice to Seller; provided, however, Seller shall not provide a notice to Buyer pursuant to this Section 5.14 more frequently than once per calendar month. In the event that insurance proceeds become legally due and payable to Seller (without any condition or limitation on funding) and such proceeds would reduce the amount set forth on Seller’s notice, Seller shall promptly amend its notice or refund any excess funds received from Buyer. Notwithstanding anything to the contrary contained in this Agreement, Seller may, in its sole discretion, make a claim under this Section 5.14 without any requirement to make a claim pursuant to, or follow the procedures set forth in, Section 6 of this Agreement. For the avoidance of doubt, claims made by Seller pursuant to this Section 5.14 shall not be subject to the Indemnification Threshold or the Indemnification Cap.
6. REMEDIES FOR BREACHES OF THIS AGREEMENT.
          6.1. Survival of Representations and Warranties.
          Unless otherwise expressly provided by the other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the Fundamental Representations shall survive until that date that is six (6) months after the expiration of their respective statute of limitations periods. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival

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period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
          6.2. Indemnification by Seller.
          Subject to the other terms and conditions of this Section 6, Seller shall indemnify and defend each Buyer Indemnitee against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Adverse Consequences incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)	any inaccuracy in or breach of any of the representations or warranties contained in Section 3 this Agreement;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement that remains uncured for twenty (20) days following the receipt by Seller of written notice from Buyer of such breach or non-fulfillment;

(c)	the fraud of Seller; (d) any Liability arising from or relating to an Excluded Asset; or

(e)	any Excluded Liability.
          6.3. Indemnification by Buyer
          Subject to the other terms and conditions of this Section 6, Buyer shall indemnify and defend each Seller Indemnitee against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Adverse Consequences incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)	any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Section 4 of this Agreement;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement that remains uncured for twenty (20) days following the receipt by Buyer of written notice from Seller of such breach or non-fulfillment; or

(c)	any Assumed Liability.
          6.4. Certain Limitations.
          The indemnification provided for in this Section 6 shall be subject to the following limitations:

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(a)	Seller shall not be liable to any Buyer Indemnitee for indemnification under Section 6.2(a), and Buyer shall not be liable to any Seller Indemnitee under Section 6.3(a) (i) unless and until the aggregate amount of all Adverse Consequences in respect of indemnification under either Section 6.2(a) or Section 6.3(a), as applicable, exceeds 1% of the Purchase Price (the “Indemnification Threshold”) and then only to the extent that the aggregate amount of all Adverse Consequences exceeds the Indemnification Threshold, or (ii) for any amount of Adverse Consequences in respect of indemnification under Section 6.2(a) or Section 6.3(a), as applicable, in excess of 20% of the Purchase Price (the “Indemnification Cap”). Notwithstanding the foregoing, neither the Indemnification Threshold nor the Indemnification Cap will apply to limit indemnification with respect to Adverse Consequences arising (x) by reason of any inaccuracy in or breach of a Fundamental Representation; (y) under Sections 6.2(b), 6.2(c), 6.2(d) or 6.2(e); or (z) under Sections 6.3(b) or 6.3(c).

(b)	Seller shall not be liable to any Buyer Indemnitee for indemnification under Section 6.2(e) with respect to any Assumed Liability Excess unless such claim for indemnification is asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from Buyer to Seller on or prior to the date that is the eighteen (18) month anniversary of the Closing Date.

(c)	Seller shall not be liable to any Buyer Indemnitee for any Adverse Consequences to the extent such Adverse Consequences are included in the calculation of any adjustment to the Preliminary Purchase Price as finally determined pursuant to Section 2.7 of this Agreement.

(d)	Except for (i) indemnification claims pursuant to Section 6.2(c) and (ii) multiple, exemplary, consequential, special, indirect, or other damages that are not compensatory in nature in an aggregate amount not to exceed $1,000,000 in excess of the aggregate of all compensatory damages, Seller shall not be liable to any Buyer Indemnitee for any multiple, exemplary, consequential, special, indirect, or other damages that are not compensatory in nature. In no event shall Buyer be entitled to any punitive damages.

(e)	Seller shall not be liable to any Buyer Indemnitee under Section 6.2(a) with respect to any environmental condition or any costs arising out of any environmental condition to the extent caused, created, aggravated or exacerbated by any Buyer Indemnitee or its agents, contractors, or employees. Any monitoring, investigation, characterization, abatement, cleanup, remediation, response, remedial action, corrective action, closure or other similar activity relating to any obligation, if any, of Seller under Section 6.2 arising from any environmental condition shall be conducted in a cost-effective and commercially reasonable manner solely for a continued industrial land use and employing risk-based standards, land use restrictions, environmental covenants, engineering controls, institutional controls, and the like, to obtain a government no further action, completion or closure, as applicable, determination.

(f)	Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances shall any Indemnifying Party be liable to any Indemnified Party for indemnification hereunder for any amount in excess of the Purchase Price.

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          6.5. Matters Involving Third Parties.
(a)	If any third party notifies any Buyer Indemnitee or Seller Indemnitee (each an “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against either of Seller or Buyer (the “Indemnifying Party”) under this Section 6, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)	The Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party (and its insurer, if applicable) so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(c)	So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 6.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (ii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(d)	In the event any of the conditions in Section 6.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse

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Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 6.
          6.6. Determination of Adverse Consequences.
          All indemnification payments under this Section 6 shall be deemed adjustments to the Purchase Price; provided that such adjustments shall not be included for purposes of applying Section 6.4(f) or for purposes of determining the amount of any Indemnification Threshold or Indemnification Cap. For the avoidance of doubt, any Indemnification Threshold or Indemnification Cap, or cap under Section 6.4(e), shall be determined as a percentage of the Purchase Price prior to any adjustment of the Purchase Price as a result of any Adverse Consequences.
          6.7. Recoupment Against Escrow Agreement.
          Any indemnification to which Buyer is entitled under this Section 6 as a consequence of any Adverse Consequences it may suffer shall first be made as a payment to Buyer from the escrow account in accordance with the terms of the Escrow Agreement.
          6.8. Net of Insurance.
          The amount of indemnification that an Indemnifying Party is required to pay to, for or on behalf of any Indemnified Party under this Section 6 shall be reduced, including retroactively, by (but only to the extent of) any insurance proceeds from a third-party insurer that are actually recovered by such Indemnified Party in reduction of the related Adverse Consequences, net of (a) any increase in insurance premiums due to such Adverse Consequences and (b) the pro rata portion of an insurance premiums actually paid to a third-party insurer related to such insurance proceeds; provided that any reduction under this Section 6.8 shall not be enforceable against any third party insurer having a right of subrogation.
          6.9. Exclusive Remedy.
          Absent fraud, the enforcement of the agreements of indemnification contained in this Section 6 shall be the exclusive remedy of Seller and Buyer for any claims with respect to the inaccuracy or breach of any representation or warranty or covenant, undertaking or agreement or obligation in this Agreement or any other claim expressly contemplated as being subject to indemnification under this Section 6, whether sounding in tort, contract or otherwise; provided, however, that the indemnification provisions under this Section 6 are in addition to, and not in derogation of, any equitable remedies available to either Seller or Buyer to enforce the covenants contained in this Agreement.

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7. MISCELLANEOUS.
          7.1. No Third-Party Beneficiaries.
          Except with regard to (a) the limited license granted in Section 5.7(b), (b) Section 5.9 and (c) Indemnified Parties not a party to this Agreement, or as otherwise stated herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
          7.2. Entire Agreement.
          This Agreement (including the Disclosure Schedule) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
          7.3. Succession and Assignment.
          This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain primarily responsible for the performance of all of its obligations hereunder).
          7.4. Counterparts.
          This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
          7.5. Headings.
          The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          7.6. Notices.
          All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when made available personally to the recipient, (ii) 1 Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

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If to Seller:	Copy (which shall not constitute notice) to:

Bostrom Seating, Inc.	Snell & Wilmer L.L.P.
c/o Accuride Corporation	Gateway Tower West
7140 Office Circle	15 West South Temple
Evansville, IN 47715-8235	Suite 1200
Facsimile: (812) 962-5429	Salt Lake City, UT 84101-1531
Attn: General Counsel	Facsimile: (801) 257-1800
Attn: John G. Weston, Esq.

If to Accuride:	Copy (which shall not constitute notice) to:

Accuride Corporation	Snell & Wilmer L.L.P.
7140 Office Circle	Gateway Tower West
Evansville, IN 47715-8235	15 West South Temple
Facsimile: (812) 962-5429	Suite 1200
Attn: General Counsel	Salt Lake City, UT 84101-1531
Facsimile: (801) 257-1800
Attn: John G. Weston, Esq.

If to Buyer:	Copy (which shall not constitute notice) to:

CVG Alabama, LLC	Kegler, Brown, Hill & Ritter Co., LPA
c/o Commercial Vehicle Group, Inc.	65 East State Street, Suite 1800
7800 Walton Parkway	Columbus, Ohio 43215
New Albany, Ohio 43054	Attn: S. Martijn Steger, Esq.
Attn: Chad Utrup, CFO

If to CVG:	Copy (which shall not constitute notice) to:

Commercial Vehicle Group, Inc.	Kegler, Brown, Hill & Ritter Co., LPA
7800 Walton Parkway	65 East State Street, Suite 1800
New Albany, Ohio 43054	Columbus, Ohio 43215
Attn: Chad Utrup, CFO	Attn: S. Martijn Steger, Esq.
          Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be made available by giving the other Party notice in the manner herein set forth.
          7.7. Governing Law.
          This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or

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rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          7.8. Amendments and Waivers.
          No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant.
          7.9. Severability.
          Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
          7.10. Expenses.
          Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at Seller’s expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
          7.11. Construction.
          The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

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          7.12. Incorporation of Schedules.
          The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
          7.13. Submission to Jurisdiction.
          Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7.6 above. Nothing in this Section 7.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.
          7.14. Tax Matters.
(a)	Any agreement between Seller and any Affiliate of Seller regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing.

(b)	Seller will be responsible for the preparation and filing of all Tax Returns for Seller for all periods as to which Tax Returns are due after the Closing Date (including the consolidated, unitary, and combined Tax Returns for Seller that include the operations of Seller for any period ending on or before the Closing Date). Seller will make all payments required with respect to any such Tax Return.

(c)	Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting.
          7.15. Public Announcements and Press Releases
          No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).
* * * * *

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Buyer:		Seller:

CVG Alabama, LLC		Bostrom Seating, Inc.

By:	/s/ Chad M. Utrup	By:	/s/ James H. Woodward, Jr.

Title:	Chief Financial Officer	Title:	Vice President-Director

CVG (solely with respect to Section 5.11, 5.12, 5.13 and 7.15):		Accuride (solely with respect to Section 5.5, 5.6, 5.10, 5.12 and 7.15):

Commercial Vehicle Group, Inc.		Accuride Corporation

By:	/s/ Chad M. Utrup	By:	/s/ James H. Woodward, Jr.

Title:	Chief Financial Officer	Title:	Vice President-Director
Signature Page to the Asset Purchase Agreement

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     Schedule of Definitions
          “Accuride” has the meaning set forth in the preface above.
          “Acquired Assets” means all right, title, and interest in and to all of the assets used primarily in the Business (other than the Excluded Assets), including all (a) Real Property, (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) Intellectual Property, including but not limited to the domain name “bostromseating.com”, used primarily by the Business, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (for the avoidance of doubt, trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names owned by Accuride of any Affiliate of Accuride (other than Seller) shall not be Acquired Assets), (d) equipment and personal property leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) IT Assets owned by Seller or used primarily in the Business, (h) claims, deposits, pre-payments, refunds, causes of action, choses in action, rights of recovery, rights to insurance proceeds, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (k) Current Assets of Seller as set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (l) all of the assets listed on Exhibit B of the Disclosure Schedule.
          “Adverse Consequences” means all damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
          “Agreement” has the meaning set forth in the preface above.
          “Assumed Liabilities” means the following, subject to the Assumed Liabilities Cap: (a) all Current Liabilities of Seller as set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (b) all obligations of Seller arising after Closing under the agreements, contracts, leases, licenses, standard warranty claims, and other arrangements referred to in the definition of Acquired Assets either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to Buyer after the Closing, (c) all trade accounts payable of Seller incurred in the Ordinary Course of Business to the extent not reflected in clauses (a) or (b) of this definition, (d) all warranty claims made relating to products manufactured and sold by Seller

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prior to the Closing Date, (e) the PL Assumed Liabilities; (f) the WC Assumed Liabilities; (g) payment of amounts owed to employees of Seller under Seller’s profit sharing plan and medical plans as set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); (h) payment of bonuses or compensation owed to employees of Seller as set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); (i) Permitted Liens, (j) product recalls, (k) any Liability related, directly or indirectly, to the repair or replacement of the roof of the Real Property; and (l) any Liability arising from Buyer’s conduct of the Business following the Closing except to the extent that any such Liability is otherwise subject to indemnification by Seller pursuant to the terms and conditions set forth in Section 6 of this Agreement.
          “Assumed Liabilities Cap” means an amount equal to $2,537,000 (excluding trade accounts payable).
          “Assumed Liabilities Excess” means the extent to which the total of all Assumed Liabilities, less the trade accounts payable as reflected in the Closing Date Balance Sheet, exceeds the Assumed Liabilities Cap.
          “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
          “Business” has the meaning set forth in the preface above.
          “Business Continuity Plan” has the meaning set forth in Section 3.26(a) above.
          “Business Day” means any day other than a Saturday, Sunday, or other day on which banks in the State of Delaware are authorized by law to close.
          “Buyer” has the meaning set forth in the preface above.
          “Buyer Indemnitee(s)” means Buyer, its Affiliates, or any of Buyer’s successors or assigns, and each of their respective equity holders, directors, managers, officers, employees, agents, and representatives.
          “Buyer’s Savings Plan” has the meaning set forth in Section 5.8 above.
          “Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.
          “Change of Control” means (a) any sale, merger, consolidation, tender offer or similar acquisition of shares or other transaction or series of related transactions in as a result of which at least a majority of the voting power of Accuride is not held, directly or indirectly, by the persons or entities who held Accuride’s securities with voting power before such transactions or (b) a sale or other disposition of all or a substantial part of a Accuride’s assets, whether in one transaction or a series of related transactions, to a party other than an Affiliate of Accuride. For the avoidance of doubt, the following shall not constitute a “Change of Control”: (x) a reorganization of Accuride conducted under any bankruptcy process; (y) a merger, consolidation

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or acquisition of shares involving Accuride as part of a capital reorganization in which the direct or indirect holders of more than fifty percent (50%) of the securities of Accuride outstanding immediately prior to such transaction continue to hold, directly or indirectly, more than fifty percent (50%) of the total voting power represented by the voting securities of Accuride, or such surviving entity, outstanding immediately after such transaction, and (z) any pending transaction or series of related transactions of which Accuride was aware as of the Closing Date.
          “Closing” has the meaning set forth in Section 2.4 above.
          “Closing Date” has the meaning set forth in Section 2.4 above.
          “Closing Date Balance Sheet” has the meaning set forth in Section 2.6 above.
          “Closing Payment” has the meaning set forth in Section 2.3 above.
          “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Confidential Information” means any information concerning the business and affairs of Seller that is not already generally available to the public.
          “Current Assets” means the Acquired Assets taken into account in the Net Working Capital calculation as reflected on Appendix I. For the avoidance of doubt, Current Assets shall not include Cash.
          “Current Liabilities” means the Assumed Liabilities taken into account in the Net Working Capital calculation as reflected on Appendix I.
          “CVG” has the meaning set forth in the preface above.
          “Data Room” means the Project Throne Virtual Data Room as maintained by Deal Interactive and accessed through a password protected secure web portal located at the web address http://www.dealinteractive.com.
          “Disclosure Schedule” has the meaning set forth in Section 3 above.
          “Disputed Amounts” has the meaning set forth in Section 2.6 above.
          “Dissolution Note” has the meaning set forth in Section 5.5 above.
          “Draft Closing Date Balance Sheet” has the meaning set forth in Section 2.6 above.
          “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.
          “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

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          “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
          “Encumbrance Documents” means any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Real Property.
          “Environmental, Health, and Safety Requirements” means, as in effect as of the Closing Date, all federal, state, and local statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, or radiation.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code §414.
          “Escrow Agent” has the meaning set forth in Section 2.3 above.
          “Escrow Agreement” means the Escrow Agreement entered into concurrently herewith and attached hereto as Exhibit A.
          “Escrow Amount” means $1,000,000.
          “Estimated Allocation Schedule” has the meaning set forth in Section 2.9 above.
          “Estimated Net Working Capital Lower Collar” means an amount equal to $1,350,000.
          “Estimated Net Working Capital Upper Collar” means an amount equal $1,550,000.
          “Excluded Assets” means (a) Seller’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (b) any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement), (c) any and all rights to any Tax credit or refund relating to any period prior to Closing, (d) Seller’s Tax records and (e) the assets set forth on Exhibit C of the Disclosure Schedule.
          “Excluded Liability” means any Liability not expressly included in the definition of Assumed Liabilities, including (without limitation) (a) any Liability of Seller for Taxes (with

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respect to Seller or otherwise), except for sales and property Taxes included in Current Liabilities, (b) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or any of its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (c) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (d) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement), (e) except for the WC Assumed Liabilities, any Liability arising from any claim, proceeding, or litigation pending against Seller at the time of Closing, (f) any Liability relating to any Environmental, Health, and Safety Requirements for an event or condition that existed at or prior to the Closing on the Real Property, (g) any Liability of Seller arising out of or relating to any employee benefit plan, other than the payment obligations expressly assumed in clauses (g) and (h) in the definition of Assumed Liabilities, (h) any Liability of Seller arising out of or relating to the administration or termination of any employee benefit plan, (h) any Liability arising out of or relating to Excluded Assets, (i) any Assumed Liabilities Excess, and (j) any Liability for workers’ compensation or product Liability to the extent that any insurance proceeds become legally due and payable to Seller or Accuride (without any condition or limitation on funding) with respect to such Liability, less any costs or expenses of Seller, Accuride or any of their respective Affiliates expended in connection with obtaining such insurance proceeds.
          “Federal and State Tax Package” means a federal and state Tax reporting package with respect to Seller’s Taxes or Buyer’s Taxes, as applicable, substantially similar to the federal and state tax reporting package/questionnaire used by Seller for tax year 2009.
          “Fiduciary” has the meaning set forth in ERISA §3(21).
          “FIRPTA Affidavit” has the meaning set forth in Section 2.5 above.
          “Final Allocation Schedule” has the meaning set forth in Section 2.9 above.
          “Financial Statements” has the meaning set forth in Section 3.7 above.
          “Fundamental Representations” means the representations and warranties of (i) Seller contained in Sections 3.1, 3.2, 3.4, 3.5, 3.11, and 3.26, and (ii) of Buyer contained in Sections 4.1, 4.2 and 4.3.
          “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
          “Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems,

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parking facilities, fire protection, security and surveillance systems, and telecommunications, computer wiring, and cable installations, included in the Real Property
          “Indemnification Cap” has the meaning set forth in Section 6.4 above.
          “Indemnification Threshold” has the meaning set forth in Section 6.4 above.
          “Indemnified Party” has the meaning set forth in Section 6.5 above.
          “Indemnifying Party” has the meaning set forth in Section 6.5 above.
          “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including Source Code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
          “IT Assets” means systems, servers, computers, telephones, mobile telecommunications devices, telecommunications lines, hardware, firmware, middleware, networks, data communications lines, data cards, routers, hubs, switches and all other information technology equipment, and all associated documentation.
          “Knowledge” means, when reference is made to “the Knowledge of Seller,” “to Seller’s Knowledge” or words of similar import, the actual knowledge after reasonable investigation of Ken Sparks, Michael Berta, David Carter, Peter Bernier, Chad Monroe, Jeff Kropfl or Stephen Martin to the existence or absence of facts or circumstances that are the subject of such representations and warranties.
          “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property used by Seller.
          “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

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          “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.
          “Licensed Use” has the meaning set forth in Section 5.7(b).
          “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could be reasonably expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of a Person, taken as a whole (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether any other Person has knowledge of such effect or change on the date hereof), excluding any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the Business, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, (f) any natural disaster or act of God, (g) seasonal fluctuations in the Business that are reasonably consistent with the Business’s historical seasonal fluctuations in operating performance, (h) any action taken by Seller at the request or with the consent of Buyer, (i) changes resulting from or arising out of any change in any Law applicable to Seller, and (j) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.
          “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
          “Most Recent Financial Statements” has the meaning set forth in Section 3.7 above.
          “Most Recent Fiscal Year End” has the meaning set forth in Section 3.7 above.
          “Multiemployer Plan” has the meaning set forth in ERISA §3(37).
          “Net Working Capital” means the excess or deficit of Seller’s Current Assets over Seller’s Current Liabilities as shown on the Closing Date Balance Sheet. For the avoidance of doubt, no cost related, directly or indirectly, to the repair or replacement of the roof on the Real Property shall be included in the calculation of Net Working Capital. Example calculations of Net Working Capital are attached as Appendix I hereto.
          “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
          “Party” has the meaning set forth in the preface above.

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          “Permitted Lien” means (i) any statutory Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings (and for which adequate reserves have been made), (ii) any zoning, planning or other similar limitation or restriction, including rights of any governmental entity, to regulate any property or asset owned, leased or otherwise used by Seller, provided that such limitation or restriction is not violated by the current use or occupancy of such property or by the operation of the Business, (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Law, arising in the Ordinary Course of Business and securing obligations that are not overdue or are being contested in good faith by appropriate proceedings (and for which adequate reserves have been made), (iv) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (v) easements, encroachments, rights-of-way, leases, subleases and similar encumbrances on the Real Property imposed by law or arising in the Ordinary Course of Business that do not secure any monetary obligations, that do not or would not materially impair the use or occupancy of such Real Property in the operation of the Business as currently conducted thereon, and (vi) those items disclosed in Section 3.5(b) of the Disclosure Schedule.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
          “PL Assumed Liabilities” means, except for lawsuits filed as of the Closing date, including any lawsuit set forth on Exhibit A of the Disclosure Schedule (Liability for which is retained by Seller), all Liabilities, costs and expenses with respect to claims based on design defect or product liability with respect to products manufactured, sold or designed by Seller prior to the Closing Date, less any insurance proceeds that become legally due and payable to Seller or Accuride (without any condition or limitation on funding) with respect to such design defect or product liability claims, plus any costs or expenses of Seller, Accuride or any of their respective Affiliates expended in connection with obtaining such insurance proceeds.
          “Post-Closing Date Adjustment Amount” means the amount of the adjustment to the Preliminary Purchase Price, if any, pursuant to Section 2.7(a) above.
          “Preliminary Purchase Price” has the meaning set forth in Section 2.3 above.
          “Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.
          “Purchase Price” has the meaning set forth in Section 2.7 above.
          “Real Estate Impositions” has the meaning set forth in Section 3.12 above.
          “Real Property” means all land located at approximately 50 Nances Creek Industrial Blvd., Piedmont, Alabama, together with all buildings, structures, Improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all

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easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Seller.
          “Real Property Laws” has the meaning set forth in Section 3.12 above.
          “Real Property Permits” has the meaning set forth in Section 3.12 above.
          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Seller” has the meaning set forth in the preface above.
          “Seller Indemnitee(s)” means Seller, its Affiliates, and their respective equity holders, directors, managers, officers, employees, agents, and representatives.
          “Seller’s Savings Plan” has the meaning set forth in Section 5.8 above.
          “Source Code” means human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form, and, for purposes of this Source Code definition, “Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.
          “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Third-Party Claim” has the meaning set forth in Section 5 above.
          “Title Commitment” means that certain title commitment as modified by Buyer’s legal counsel, and all schedules thereto with respect to the Real Property, Commitment No. V232705, as issued by and with such modifications of Buyer’s legal counsel shown as being accepted and approved by Joseph Maloney, Agent #108360, on behalf of Mississippi Valley Title Insurance Company and Old Republic National Title Insurance Company (File Number: 2011-026), a copy of which title commitment is attached as EXHIBIT F to the Disclosure Schedules.
          “Transferred Employee” has the meaning set forth in Section 5.8 above.

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          “Transition Services Agreement” has the meaning set forth in Section 2.5 above.
          “WARN Act” has the meaning set forth in Section 3.23 above.
          “WC Assumed Liabilities” means all Liabilities, costs or expenses with respect to workers’ compensation claims brought by or on behalf of employees (or former employees) of Seller regardless of whether injuries or conditions occurred or existed at or prior to the Closing Date, less any insurance proceeds that become legally due and payable to Seller or Accuride (without any condition or limitation on funding) with respect to such workers’ compensation claims, plus any costs or expenses of Seller, Accuride or any of their respective Affiliates expended in connection with obtaining such insurance proceeds.